Exhibit 10.14

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), by and between SMTEK INTERNATIONAL, INC., a Delaware corporation (the “Company”), and Edward J. Smith (“Employee”), is effective as of July 1, 2004 (the “Effective Date”), and amends and restates the Employment Agreement, effective as of May 14, 2002, by and between the Company and Employee (the “Old Employment Agreement”).

WHEREAS, the Company desires to continue the employment of Employee in the position of Chief Executive Officer and President, and

WHEREAS, Employee agrees to be employed by the Company in such position pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.  EMPLOYMENT POSITION.

While employed by the Company, Employee shall (a) serve as the Company’s Chief Executive Officer and President, (b) report directly to the Company’s Board of Directors (the “Board”), and (c) perform the duties and functions assigned to him by the Board.

2.  COMPENSATION AND BENEFITS.

2.1  BASE SALARY.  While employed by the Company, Employee’s base salary shall be $250,000 per year payable in accordance with the Company’s standard payroll schedule; provided, however, that this base salary will be reviewed for merit and cost of living increases by the Board and/or the Compensation Committee of the Board, but shall not be decreased without Employee’s prior written consent.

2.2  BONUSES.  During each fiscal year that Employee is employed with the Company, Employee shall be eligible for an incentive bonus at the Company’s sole discretion.  Employee shall be eligible to receive annual bonus compensation based upon criteria and the achievement of such objectives as the Board may from time to time establish, in the exercise of its discretion.  This bonus, if any, is intended to reward contribution to the Company’s performance over an entire fiscal year, and consequently will be paid only if the Company still employs Employee, Employee is in good standing at the time the bonus is determined and Employee is in full compliance with this Agreement.

2.3  OTHER BENEFITS.  Employee shall, while employed by the Company, be eligible to participate in the employee benefits and benefit plans that the Company generally makes available to its full-time regular employees, subject to the terms and conditions of such plans, as they may be modified from time to time.  In addition, while employed by the Company, Employee shall be entitled to the following benefits: a car allowance of $950 per month; a cell phone with monthly charges reasonably limited by the Board; and a corporate credit card with charges reasonably limited by the Board.

2.4  EXPENSE REIMBURSEMENT.  While employed by the Company, Employee shall be entitled, in accordance with the reimbursement policies in effect from time to time, to receive reimbursement from the Company for reasonably business expenses incurred by Employee in the performance of Employee’s duties hereunder, provided Employee furnishes the Company with vouchers, receipts and other details of such expenses in the form required by the Company, sufficient to substantiate a deduction for such business expenses under all applicable rules and regulations of federal and state taxing authorities.

2.5  WITHHOLDING.  The Company shall deduct and withhold from the compensation payable to Employee hereunder any and all applicable federal, state and local income and employment withholding taxes and any other amounts require to be deducted or withhold by the Company under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees.

3.  TERMINATION.

3.1  AT WILL. Employee and the Company acknowledge and agree that Employee’s employment with the Company is expressly “at will.”  This means that either party may terminate Employee’s employment with or without Cause (as defined in Section 3.3(d) below) upon written notice.  Any termination of Employee’s employment is, however, subject to the terms and provisions of this Agreement as to severance pay and other obligations.

3.2  VOLUNTARY RESIGNATION.

(a)  NO SEVERANCE.  In the event that Employee’s employment with the Company terminates as a result of his voluntary resignation, Employee shall be entitled only to accrued but unpaid salary and vacation as of the date of termination.

(b)  RELOCATION OF HEADQUARTERS/DIRECTED RESIGNATION NOT VOLUNTARY RESIGNATION.  For purposes of this Agreement, the term “voluntary resignation” shall not include any situation where:  (1) Employee terminates his employment with the Company within 60 days after the Company (A) relocates the Corporate headquarters more than 20 miles from Moorpark, California or (B) requires Employee to physically report for his employment duties more than 20 miles from Moorpark, California; or (2) Employee resigns pursuant to a direct request of the Board.  A termination or resignation under such circumstances shall be treated as an involuntary termination without Cause, and Employee’s entitlement to severance pay and additional benefits in accordance with the provisions of Sections 3.3(a), 3.3(b) and 3.3(c) below shall apply unless, and only if, such termination was for Cause.

3.3  INVOLUNTARY TERMINATION.

(a)  INVOLUNTARY TERMINATION.  The Company shall be deemed to have terminated the employment of Employee involuntarily and without Cause if (1) Employee’s full-time employment is terminated by the Company without Cause; or (2) Employee terminates his employment with the Company within 60 days after the Company materially reduces Employee’s functions, duties or responsibilities or reporting relationships or otherwise demotes Employee.

(b)  SEVERANCE PAY.  In the event Employee’s employment is involuntarily terminated without Cause as stated in Section 3.2(b) or 3.3(a) above, Employee shall be entitled to severance pay equal to one year of his salary at his highest base salary with the Company payable in a lump sum no later than 30 days after the termination date.

(c)  ADDITIONAL BENEFITS.  In the event of termination because of any of the events described in Section 3.2(b), Employee’s benefits as outlined in Section 2.3 shall continue for a period of one year following the occurrence of either of those events.  In the event of termination of Employee’s employment pursuant to Section 3.3(a), Employee’s benefits as outlined in Section 2.3 shall continue for 30 days from the date of termination of his employment with the Company.  Otherwise, Employee’s benefits terminate upon the date of Employee’s termination from the Company.

(d)  CAUSE.  For purposes of this Agreement, “Cause” shall mean (1) the willful and deliberate refusal or failure of Employee to comply with a lawful written instruction of the Board, which refusal is not remedied by Employee within 30 days after his receipt of written notice from the Company identifying the refusal; (2) an act or acts of personal dishonesty by Employee that were intended to result in personal enrichment of Employee at the expense of the Company; (3) Employee’s conviction of any felony involving an act of moral turpitude; or (4) Employee’s material breach of any representation or covenant contained in Section 5, 6 or 7 of this Agreement.  In the event that the Company terminates Employee’s employment for Cause, Employee shall be entitled only to accrued but unpaid salary and vacation as of the date of termination.

3.4  DEATH.  In the event of Employee’s death, the Employment Period shall automatically terminate.  Termination of Employee’s employment as a result of his death shall not result in any obligation by the Company to pay severance pay (unless the obligation to pay severance exists as of the date of Employee’s death).  However, Employee shall be entitled to accrued but unpaid salary and vacation earned through the date of termination.

3.5  DISABILITY.  In the event of Employee’s Disability (as defined below) during the Employment Period for any period of at least six consecutive months, the Company shall have the right, which may be exercised in its sole discretion, to terminate Employee’s employment.  In the event the Company elects to terminate Employee, Employee shall not be entitled to any severance pay at any time but shall be entitled to (a) accrued but unpaid salary and vacation earned through the date of termination and (b) normal disability benefits in accordance with the policies established from time to time by the Company.  For purposes of this Agreement, “Disability” shall mean the inability of Employee to perform his employment services hereunder by reason of physical or mental illness or incapacity as determined by a physician chosen by the Company and reasonably satisfactory to Employee or his legal representative.

3.6  CHANGE OF CONTROL BENEFITS.  With respect to any outstanding options to purchase stock of the Company granted to Employee, Employee shall be entitled to accelerated vesting and other change of control benefits subject to the terms of the Company’s 2003 Equity Incentive Plan (the “Plan”) and Employee’s option agreements under the Plan.

4.  TERM.

The term during which Employee will provide services to the Company pursuant to this Agreement will commence on the Effective Date and will expire on the third anniversary of the Effective Date (the “Employment Period”), unless terminated earlier pursuant to the provisions of Section 3 provided that the term shall “evergreen” commencing on the second anniversary of the Effective Date so that until and unless Company notifies Employee that the term will be permitted to expire, there will at all times be one year remaining in the term.

5.  NONDISCLOSURE OF INFORMATION AND NON-SOLICITATION OF EMPLOYEES.

5.1  NONDISCLOSURE OF CONFIDENTIAL INFORMATION.  Except in the performance of his duties hereunder, Employee shall not, either during or subsequent to the Employment Period, disclose, directly or indirectly, to any person or entity or use for his own direct or indirect benefit any Confidential Information (as defined below) pertaining to the Company obtained by Employee in the course of his employment with the Company.  For purposes of this Agreement, “Confidential Information” shall include any proprietary or confidential information of any kind, nature or description concerning any matters affecting or relating to the business of the Company, including, without limitation, the Company’s products, services, processes, suppliers, customers, customers’ account executives, financial, sales and distribution information, price lists, identity and list of actual and potential customers, trade secrets, technical information, business plans and strategies to the extent that such information has not been publicly disseminated by the Company, other than through a breach hereof.  The Company shall have available to it all remedies, including, but not limited to suits for injunctive relief and/or damages, as a result of Employee’s breach of confidentiality.  This provision shall survive the termination of the employment relationship between the Company and Employee.

5.2  NON-SOLICITATION.  Employee agrees that, so long as he is employed by the Company and for a period of one year after termination of his employment for any reason, he or she shall not (a) directly or indirectly solicit, induce or attempt to solicit or induce any Company employee to discontinue his or her employment with the Company, (b) usurp any opportunity of the Company that Employee became aware of during his tenure at the Company, or (c) directly or indirectly solicit or induce or attempt to influence any person or business that is an account, customer or client of the Company to restrict or cancel the business of any such account, customer or client with the Company.

6.  NON-COMPETITION.

So long as Employee is employed by the Company and for a period of one year after termination of his employment for any reason, Employee shall not, without the prior written consent of the Board, either directly or indirectly engage in any business engaged in by the Company wherever the Company conducts its business.  The term “directly” means Employee is acting on his own or is acting as a consultant, employee, director, agent, representative or associate with or for any other person or entity.  The term “indirectly” means Employee is acting through any partnership, joint venture, corporation or other entity or person.

7.  REPRESENTATIONS AND COVENANTS OF EMPLOYEE & COMPANY

7.1  BEST EFFORTS.  In consideration of the payments to be made hereunder, Employee agrees to devote his entire business time and attention to the performance of his duties hereunder, and to serve the Company diligently and to the best of his abilities.  Notwithstanding the foregoing, Employee shall have the continuing right to (a) make passive investments in the securities of any publicly-owned corporation, (b) make any other passive investments with respect to which he is not obligated or required to, and does not in fact, devote any managerial efforts, and (c) serve as a director or consultant for other companies or entities provided that they are not in a business that competes with the Company.

7.2  NO RESTRICTIONS.  Employee represents that he is under no actual or alleged restriction, limitation or other prohibition (whether as a result of his prior employment or otherwise) to perform his duties as described herein.

7.3  AUTHORITY.  The individual signing this Agreement on behalf of the Company hereby represents and warrants that he has full authority to do so on behalf of the Company.

7.4  DUTIES UPON TERMINATION.  Upon termination of his employment with the Company for any reason, Employee agrees to deliver promptly to the Company all equipment, notebooks, documents, reports, files, samples, books, correspondence, lists, computes disks or files and the like relating to the Company’s business, which are or have ever been in his possession or under his control.

8.  MISCELLANEOUS

8.1  NO WAIVER.  The waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

8.2  NOTICES.  Any and all notices referred to herein shall be sufficiently furnished if in writing, and sent by registered or certified mail, postage prepaid, to the respective parties at the following addresses or such other address as either party may from time to time designate in writing:

To the Company:	SMTEK International, Inc.
200 Science Drive
Moorpark, CA 93021-2003
Attention: Secretary

To Employee:	Edward J. Smith
1031 Westranch Place
Simi Valley, CA 93065

8.3  ENTIRE AGREEMENT/RELEASE UNDER OLD EMPLOYMENT AGREEMENT.  This Agreement supersedes any and all prior written or oral agreements between Employee and the Company, including the Old Employment Agreement, and contains the entire understanding of the parties hereto, with respect to the terms and conditions of Employee’s employment with the Company.  Except as provided in Section 3.6 of this Agreement, if this Agreement is inconsistent with, or contradicts any term or provision in, any option plan or agreement, including the Plan, the terms and provisions of such option plan and/or agreement shall govern and supercede the terms and provisions of this Agreement.  The Employee acknowledges and agrees that the Company has fully performed and complied with its obligations under the Old Employment Agreement, and Employee releases the Company from any claims he may have against the Company arising out of the Old Employment Agreement.

8.4  GOVERNING LAW.  This Agreement shall be construed and enforced in accordance with the laws and decisions of the State of California.

8.5  COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which shall constitute one and the same instrument.

8.6  AMENDMENT.  This Agreement may not be modified, amended, altered or supplemented except by written agreement between Employee and the Company.

8.7  ASSIGNMENT AND PARTIES IN INTEREST.  This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective successors and assigns; provided, however, Employee may not assign any of his rights or obligations hereunder.  Further, the Company will not consolidate or merge into or with another corporation, or transfer all or substantially all of its assets to another corporation or entity or person, unless such shall assume and be able to satisfy all the duties and obligations of the Company under this Agreement.

8.8  ATTORNEY’S FEES & COSTS.  In the event an action in law or in equity is required to enforce or interpret the terms and conditions of this Agreement, the prevailing party shall be entitled to reasonable attorneys fees and costs in addition to any other relief to which that party may be entitled.

8.9  INTERPRETATION.   No provision of this document is to be interpreted for or against any party because that party or party’s legal representative drafted it.

8.10  SEVERABILITY.  In the event that any covenant, condition or other provision herein contained is held to be invalid, void or illegal by any court of competent jurisdiction, the same shall be deemed severable from the remainder of this Agreement and shall in no way affect, impair or invalidate any other covenant, condition or other provision herein contained.  If such condition, covenant or other provision shall be deemed invalid due to its scope or breadth, such covenant, condition or other provision shall be deemed valid to the extent of the scope or breadth permitted by law.

8.11  CAPTIONS/HEADINGS.  The captions or headings in each section or sub-section are only for convenience purposes.  Such captions or headings shall not be used to interpret the sections or sub-sections of this Agreement.

IN WITNESS HEREOF, THE PARTIES TO THIS AGREEMENT AGREE TO THE ABOVE AND BIND THEMSELVES ACCORDINGLY.

The “Company”:

SMTEK International, Inc., a Delaware corporation

/s/ James P. Burgess
By:	James P. Burgess
Its:	Chairman of the Board
Date:	August 24, 2004

“Employee”: EDWARD J. SMITH

/s/ Edward J. Smith
By:	Edward J. Smith
Date:	August 24, 2004